Exhibit 10.22

Director Compensation Policy

Effective October 24, 2007, non-employee directors shall receive the following compensation in respect of their service on the Board (other than Messrs. Kania, Ferguson and Stansky and Sir Magdi, who shall begin to receive such compensation on January 1, 2008):

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Initial Stock Option Grant. Each new non-employee director will receive an option under the 2007 Stock Incentive Plan to purchase 70,000 shares of Common Stock (as appropriately adjusted to give effect to any stock dividend, stock split or similar event) upon his or her initial appointment or election to the Board. Subject to the non-employee director’s continued service as a director, the option will vest with respect to 1/36th of the total number of shares at the end of each successive one-month period following the grant date until the third anniversary of the grant date and, in the event of a change in control of the Company, the vesting schedule of the option will accelerate in full. The exercise price of the option will be equal to the fair market value of the Common Stock on the date of grant.

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Annual Stock Option Grant. Each non-employee director who has served on the Board for at least six months will receive a grant of an option under the 2007 Plan to purchase 25,000 shares of Common Stock (as appropriately adjusted to give effect to any stock dividend, stock split or similar event) on the date of the first Board meeting held after each annual meeting of stockholders. Unless otherwise provided at the time of grant, subject to the non-employee director’s continued service as a director, the option will vest with respect to 1/12th of the total number of shares at the end of each successive one-month period following the grant date until the first anniversary of the grant date and, in the event of a change in control of the Company, the vesting schedule of the option will accelerate in full. The exercise price of the option will be equal to the fair market value of the Common Stock on the date of grant.

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Annual and Meeting Fees; Reimbursement of Travel and Other Expenses. Each non-employee director will receive an annual fee of $20,000 relating to such director’s service on the Board. The chair of the Board and the chair of the Audit Committee will receive an additional annual fee of $10,000 and other committee chairs will receive an additional annual fee of $5,000. Each annual fee shall be payable in arrears in four equal quarterly installments on the last day of each fiscal quarter, provided that (i) the amount of such payment shall be prorated for any portion of such fiscal quarter that the director was not serving on the Board and (ii) no fee shall be payable in respect of any period prior to the date hereof and the first payment hereunder shall be prorated therefor. Each non-employee director will also receive a fee of $1,000 for each meeting of the Board or any committee of the Board that he or she attends payable on the last day of the fiscal quarter during which the meeting was held. Each non-employee director will also be reimbursed for reasonable travel and other expenses in connection with attending meetings of the Board and any committee on which he or she serves.